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                                                       Exhibit 11

            UAL Corporation and Subsidiary Companies
       Calculation of Fully Diluted Net Earnings Per Share
       ---------------------------------------------------
                 (In Millions, Except Per Share)

                                              Three Months Ended
                                                   March 31
                                              1996(1)     1995(1)
                                              -------     -------
Earnings:
   Earnings before preferred stock
     transactions and extraordinary item      $     6     $     3
   Preferred stock dividends                      (16)        (16)
                                              -------     -------
   Loss before preferred stock transactions
     and extraordinary item for fully
     diluted calculation                          (10)        (13)

   Preferred stock transactions                    (6)         -
   Extraordinary loss on early
     extinguishment of debt                       (29)         -
                                              -------     -------
   Net loss for fully diluted calculation     $   (45)    $   (13)
                                              =======     =======

Shares:
    Average number of shares of common
      stock outstanding during the period        50.4       49.2
    Average number of shares of ESOP
      preferred stock outstanding during
      the period                                 19.2         -
    Additional shares assumed issued at
      the beginning of the period (or at
      the date of issuance) for conversion
      of preferred stock                           -         7.2
    Additional shares assumed issued at
      the beginning of the period (or at
      the date of issuance) for exercises
      of dilutive stock options and stock
      award plans (after deducting shares
      assumed purchased under the treasury
      stock method)                               2.8        1.6
                                              -------    -------
    Average number of shares for fully
      diluted calculation                        72.4       58.0
                                              =======    =======

Fully diluted per share amounts:
    Loss before extraordinary item            $(0.22)    $(0.23)
    Extraordinary loss on early
      extinguishment of debt                   (0.41)         -
                                              ------     ------
    Net loss                                  $(0.63)    $(0.23)
                                              ======     ======
- ------------------
(1)   This calculation is submitted in accordance with Regulation
      S-K item 601(b)(11), although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.
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